Press Release For immediate release
Invesco Ltd. Announces November 30, 2019
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, December 10, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,201.9 billion, an increase of 0.6% versus previous month-end. The increase was driven by favorable market returns and non-management fee earning AUM, partially offset by net outflows in money market AUM, net long-term outflows and foreign exchange. FX decreased AUM by $0.4 billion. Preliminary average total AUM for the quarter through November 30 were $1,193.7 billion, and preliminary average active AUM for the quarter through November 30 were $911.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2019(a)	$1,201.9	$582.6	$281.6	$65.7	$88.4	$183.6
October 31, 2019	$1,195.2	$567.9	$282.0	$65.4	$94.1	$185.8
September 30, 2019	$1,184.4	$556.8	$281.1	$63.8	$97.7	$185.0
August 31, 2019	$1,175.1	$552.3	$276.7	$63.5	$96.7	$185.9
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2019(a)	$911.6	$372.8	$221.2	$64.9	$88.4	$164.3
October 31, 2019	$911.6	$366.0	$220.8	$64.6	$94.1	$166.1
September 30, 2019	$907.0	$360.2	$220.4	$63.0	$97.7	$165.7
August 31, 2019	$905.3	$359.9	$218.9	$62.7	$96.7	$167.1
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2019(a)	$290.3	$209.8	$60.4	$0.8	$—	$19.3
October 31, 2019	$283.6	$201.9	$61.2	$0.8	$—	$19.7
September 30, 2019	$277.4	$196.6	$60.7	$0.8	$—	$19.3
August 31, 2019	$269.8	$192.4	$57.8	$0.8	$—	$18.8

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.

###